Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2020 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Atlanta, Georgia – March 15, 2021 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

FOURTH QUARTER 2020 FINANCIAL HIGHLIGHTS COMPARED TO FOURTH QUARTER 2019

•	Consolidated net revenue of $144.2 million, compared to $155.2 million
•	Gross profit was $35.2 million, compared to $38.8 million
•	Net loss was ($3.2 million), or ($0.13) earnings per share (EPS), compared to net income of $3.2 million, or $0.13 EPS
•	EBITDA of $6.1 million, compared to $12.1 million
•	Adjusted EBITDA of $11.2 million, compared to $13.7 million
•	Operating cash flow provided $0.7 million, compared to $10.7 million
•	Liquidity of $70.4 million, including $3.0 million of cash plus $67.4 million of availability under the revolving credit facility, compared to $80.6 million

FULL YEAR 2020 FINANCIAL HIGHLIGHTS COMPARED TO FULL YEAR 2019

•	Consolidated net revenue of $554.0 million, compared to $610.4 million
•	Gross profit was $135.2 million, compared to $164.1 million
•	Net loss was ($9.9 million), or ($0.39) EPS, compared to net income of $7.0 million, or $0.28 basic EPS
•	EBITDA of $24.6 million, compared to $49.9 million
•	Adjusted EBITDA of $40.2 million, compared to $59.9 million
•	Operating cash flow provided $20.6 million, compared to $31.0 million

2021 Outlook Estimate

•	Adjusted EBITDA to be in the range of $54 million to $58 million

Chief Executive Officer L.W. (Bill) Varner Jr. commented, “SIC performed well in a difficult year, adjusting effectively to challenges including frequently changing conditions and restrictions due to the COVID-19 pandemic and senior management transitions.  The operational transformation program we began executing after my arrival in June, designed to bring SIC together as a single efficient organization, has made good progress and is on track to deliver the $8 million to $10 million in structural cost savings we targeted to realize in 2021 and 2022.

“For 2021, we are implementing a wide array of initiatives in both of our business segments to take advantage of today’s encouraging trends in homebuilding and further drive long-term value creation for SIC.  These include expanding our customer base, product offering and geographic presence; enhancing the technology we offer customers and use ourselves; and increasing our fabrication capacity and productivity.  In addition, we recently appointed Karl Adrian as president of Residential Design Services.  Karl’s successful, 30-year track record in the building products industry combined with his focus on high performance will help us optimize SIC’s revenue growth and core earnings power.”

Mr. Varner concluded, “The combination of positive industry indicators supporting our growth, an enhanced leadership team, new initiatives to drive incremental growth combined with cost savings gives us confidence in our estimate of guidance around Adjusted EBITDA in the range of $54 million to $58 million for 2021.”

RESULTS FOR THE FOURTH QUARTER OF 2020

Net revenue for the fourth quarter of 2020 decreased by 7.1% to $144.2 million, compared to net revenue of $155.2 million for the fourth quarter of 2019. Residential Design Services (“RDS”) segment net revenue decreased 9.7%.  The decrease was largely due to a decline in sales related to negative price and product mix, as well as divestiture and discontinuation of certain ancillary product lines, but was partially offset by positive growth in volume, particularly in California and Arizona.  Architectural Surfaces Group (“ASG”) segment net revenue declined 3.5% due primarily to lower natural stone and tile sales volume.  The lower sales volume is attributable to a decline in business on the west coast, primarily as a result of the COVID-19 pandemic, and the closure of two branches.  These volume declines were partially offset by improvements in price and product mix for stone and quartz.

Gross profit for the fourth quarter of 2020 decreased by 9.1% to $35.2 million, compared to $38.8 million for the fourth quarter of 2019. The decrease in gross profit was primarily due to lower revenues.  Gross margin for the fourth quarter of 2020 was 24.4%, compared to 25.0% for the fourth quarter of 2019. In the RDS segment, gross margin decreased 2.1 percentage points to 22.7% primarily due to an unfavorable product mix resulting from the increase of entry- to mid-level homebuilding and multi-family work as a percentage of our project activity in our markets.  In the ASG segment, gross margin increased 2.0 percentage points to 26.9% primarily due to improvements in price and product mix, the launch of new quartz products, and cost reduction initiatives.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2020 were $35.0 million, or 24.3% of net revenue, compared to $35.8 million, or 23.1% of net revenue, for the fourth quarter of 2019. This decrease reflects savings from position eliminations and furloughs and other cost reduction initiatives in response to COVID-19. SG&A for the fourth quarter of 2020 and 2019 included $5.3 million and $4.9 million, respectively, of equity-based compensation and certain transitional or non-operating costs. On an adjusted basis, which excludes equity-based compensation and certain transitional or non-operating costs, SG&A was $29.7 million for the fourth quarter of 2020, compared to $30.9 million for the fourth quarter of 2019.

For the fourth quarter of 2020, net loss was ($3.2 million), or ($0.13) EPS, compared to net income of $3.2 million, or $0.13 EPS, for the fourth quarter of 2019. Net income for the fourth quarter of 2019 included $3.7 million of other income, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the fourth quarter of 2020 decreased 49.9% to $6.1 million, compared to EBITDA of $12.1 million for the fourth quarter of 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain transitional or non-operating costs, for the fourth quarter of 2020 decreased by 17.7% to $11.2 million, compared to $13.7 million for the fourth quarter of 2019. For the fourth quarter of 2020, Adjusted EBITDA as a percentage of net revenue was 7.8%, compared to 8.8% for the fourth quarter of 2019.

Operating cash flow totaled $0.7 million for the fourth quarter of 2020, compared to $10.7 million for the fourth quarter of 2019 primarily as a result of reduced earnings and changes in working capital. Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $70.4 million at December 31, 2020, compared to $80.6 million at December 31, 2019.

RESULTS FOR THE FULL YEAR 2020

Net revenue for the full year 2020 decreased by $56.3 million or 9.2% to $554.0 million, compared to net revenue of $610.4 million for the full year 2019. RDS segment net revenue decreased 9.8%.  The decrease was due in part to volume declines in the Eastern Region, primarily attributable to the COVID-19 pandemic, divestiture and discontinuation of certain ancillary product lines, as well as product mix shifts in certain markets resulting from the increase of entry- to mid-level homebuilding and multi-family work as a percentage of our project activity in our markets.  Stay at home orders, particularly in the second quarter and early part of the third quarter heavily impacted our business with new safety measures and restrictions lowering productivity at RDS job sites.  RDS design center activity was also limited due to lockdowns and customer and employee concerns relating to in-person interaction.  The decline in organic volume was partially offset by increased sales from the acquisition of Intown in March 2019.  ASG segment net revenue decreased

8.7%.  This decrease was due to a decrease in volume of all products sold.  The decrease in overall volume, which peaked in the second quarter, was primarily due to the COVID-19 pandemic.   Stay at home orders heavily impacted our business in Washington.  ASG showrooms were limited to appointment only sales.  Additionally, our fabricator customers were unable to execute in-residence installations due to stay at home orders at many of our locations combined with homeowner concerns about the pandemic.  Sales were also impacted by the closure of two branches.  Volume decreases were partially offset by increases from price and product mix, most of which came from sales of quartz products.

Gross profit for the full year 2020 decreased by 17.6% to $135.2 million, compared to $164.1 million for the full year 2019. The decrease in gross profit was primarily a result of lower net revenue due to the COVID-19 pandemic. Gross margin for the full year 2020 was 24.4%, compared to 26.9% for the full year 2019. In the RDS segment, gross margin decreased 3.8 percentage points to 23.0% for the full year 2020, from 26.8% for the full year 2019.  This decrease is primarily due to unabsorbed fixed costs on our lower revenue base during the year and an unfavorable change in product mix. In the ASG segment, gross margin decreased 0.5 percentage points to 26.2%, for the full year 2020, from 26.7% for the full year 2019.  The decrease was primarily due to unabsorbed fixed costs on our lower revenue base during the year and a slight decline in product margin.

SG&A expenses for the full year 2020 were $131.8 million, or 23.8% of net revenue, compared to $144.8 million, or 23.7% of net revenue, for the full year 2019, primarily reflecting lower sales commissions, savings from position eliminations and furloughs, and other cost reduction initiatives in response to COVID-19. SG&A for the full years 2020 and 2019 included $13.4 million and $15.4 million, respectively, of equity-based compensation and certain transitional or non-operating costs. On an adjusted basis, which excludes equity-based compensation and certain transitional or non-operating costs, SG&A was $118.4 million, or 21.4% of net revenue for the full year 2020, compared to $129.4 million, or 21.2% of net revenue, for the full year 2019.

For the full year 2020, net loss was ($9.9) million, or ($0.39) EPS, compared to net income of $7.0 million, or $0.28 basic EPS, for the full year 2019. Net income for the full year 2019 included $6.5 million of other income, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the full year 2020 decreased 50.7% to $24.6 million, compared to EBITDA of $49.9 million for the full year 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain transitional or non-operating costs, for the full year 2020 decreased by 32.9% to $40.2 million, compared to $59.9 million for the full year 2019. For the full year 2020, Adjusted EBITDA as a percentage of net revenue was 7.3%, compared to 9.8% for the full year 2019.

Operating cash flow decreased 33.4% to $20.6 million for the full year 2020, compared to $31.0 million for the full year 2019.

2021 INTEGRATION AND COST SAVINGS INITIATIVES

The Company has undertaken multiple targeted initiatives to drive incremental EBITDA from identified opportunities in strategic sourcing, organizational design and productivity, insurance programs, back office integration, and facility footprint optimization.  These opportunities, which are new and not COVID-19 related, are structural enhancements in operations that we expect will be sustainable.  These initiatives represent total targeted annualized structural cost savings of $8 million to $10 million, with a goal of 50% impact in 2021.

2021 OUTLOOK ESTIMATE

For 2021 we estimate Adjusted EBITDA to be in the range of $54 million to $58 million, representing year-over year growth of 34% to 44%.

Reconciliation for the forward-looking full-year 2021 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported net income and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EST to discuss results for the fourth quarter and full year ended December 31, 2020 and other matters relating to the Company. To participate in the conference call, dial 1-877-300-8521 from the United States, and international callers may dial 1-412-317-6026, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as PentalQuartz and MetroQuartz. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may include, but are not limited to, statements relating to our 2021 Adjusted EBITDA outlook.  Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, those factors contained in our most recent Annual Report on Form 10-K (our “Annual Report”) and the other reports we file with the SEC, that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted SG&A, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Investor Relations:

Josh Large

(470) 548-7370

ir@sicinc.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	December 31, 2020	December 31, 2019
ASSETS
Cash	$2,974	$5,002
Accounts receivable, net	67,881	63,419
Inventories	98,982	104,741
Prepaid expenses and other current assets	17,372	11,083
Income taxes receivable	4,617	2,184
Total current assets	$191,826	$186,429
Property and equipment, net	21,056	26,494
Deferred tax assets, net	8,877	10,550
Goodwill	99,789	99,789
Customer relationships, net	62,700	71,989
Other intangible assets, net	15,314	18,759
Other assets	5,446	6,265
Total assets	$405,008	$420,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	47,246	42,734
Accrued expenses and other current liabilities	20,353	16,661
Customer deposits	8,144	8,627
Current portion of long-term debt, net	15,623	11,749
Current portion of capital lease obligations	2,700	2,395
Total current liabilities	$94,066	$82,166
Line of credit	9,623	21,871
Long-term debt, net of current portion and financing fees	134,526	141,299
Long-term capital lease obligations	5,235	6,907
Other long-term liabilities	7,367	6,757
Total liabilities	$250,817	$259,000
Class A common stock	256	251
Treasury stock, at cost	(1,279)	(391)
Additional paid-in capital	165,048	161,396
Retained earnings (accumulated deficit)	(9,834)	19
Total stockholders' equity	$154,191	$161,275
Total liabilities and stockholders' equity	$405,008	$420,275

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(in thousands, except share data)
Revenues, net	$144,155	$155,242	$554,025	$610,373
Cost of revenues	108,930	116,472	418,816	446,299
Gross profit	35,225	38,770	135,209	164,074
Selling, general and administrative expenses	34,977	35,818	131,827	144,816
Income from operations	248	2,952	3,382	19,258
Other expense:
Interest expense	3,496	4,069	14,568	17,220
Other expense (income), net	(116)	(3,739)	1,641	(6,467)
Total other expense, net	3,380	330	16,209	10,753
Income (loss) before provision (benefit) for income taxes	(3,132)	2,622	(12,827)	8,505
Provision (benefit) for income taxes	71	(555)	(2,974)	1,521
Net income (loss)	$(3,203)	$3,177	$(9,853)	$6,984

Earnings (loss) per share of common stock
Basic common stock	$(0.13)	$0.13	$(0.39)	$0.28
Diluted common stock	$(0.13)	$0.13	$(0.39)	$0.27
Weighted average shares outstanding
Basic common stock	25,443,096	25,091,566	25,337,249	25,296,955
Diluted common stock	25,443,096	25,337,522	25,337,249	25,431,677

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
	2020	2019
(in thousands)
Net cash provided by operating activities	$20,604	$30,955

Purchase of property and equipment	(3,436)	(9,169)
Proceeds from disposal of property and equipment	178	65
Acquisition of Intown Design, Inc.	-	(11,537)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	-	(3,000)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	-	(1,000)
Net cash used in investing activities	$(3,258)	$(24,641)

Payment of Greencraft Holdings, LLC earn-out liability	-	(5,794)
Proceeds from ERP financing	376	2,725
Payments on line of credit, net	(12,347)	(14,934)
Proceeds from term loan	-	11,500
Term loan deferred issuance costs	(2,230)	-
Purchase of treasury stock	(888)	(399)
Payments on notes payable and capital leases	(3,235)	(1,921)
Principal payments on long-term debt	(1,050)	(1,851)
Net cash used in financing activities	$(19,374)	$(10,674)

Net decrease in cash and restricted cash	$(2,028)	$(4,360)
Cash (and restricted cash in 2019), beginning of period	$5,002	$9,362
Cash, end of period	$2,974	$5,002

Select Interior Concepts, Inc.

Segment Information (Unaudited)

	Three Months Ended December 31, 2020				Twelve Months Ended December 31, 2020
(in thousands)	Net Sales	Gross Profit	Gross Margin	(in thousands)	Net Sales	Gross Profit	Gross Margin
RDS	$88,833	$20,192	22.7%	RDS	$332,489	$76,624	23.0%
ASG	55,727	15,014	26.9%	ASG	223,567	58,609	26.2%
Elims/Corp	(405)	19	n/a	Elims/Corp	(2,031)	(24)	n/a
Total	$144,155	$35,225	24.4%	Total	$554,025	$135,209	24.4%

	Three Months Ended December 31, 2019				Twelve Months Ended December 31, 2019
(in thousands)	Net Sales	Gross Profit	Gross Margin	(in thousands)	Net Sales	Gross Profit	Gross Margin
RDS	$98,360	$24,348	24.8%	RDS	$368,574	$98,726	26.8%
ASG	57,721	14,391	24.9%	ASG	244,789	65,252	26.7%
Elims/Corp	(839)	31	n/a	Elims/Corp	(2,990)	96	n/a
Total	$155,242	$38,770	25.0%	Total	$610,373	$164,074	26.9%

Select Interior Concepts, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019

Consolidated net income (loss)	$(3,203)	$3,177	$(9,853)	$6,984
Income tax expense (benefit)	71	(555)	(2,974)	1,521
Interest expense	3,496	4,069	14,568	17,220
Depreciation and amortization	5,704	5,428	22,867	24,157
EBITDA	$6,068	$12,119	$24,608	$49,882

Equity-based compensation	1,114	1,244	2,796	5,740
Purchase accounting fair value adjustments	-	(3,480)	-	(6,029)
Acquisition and integration related costs	(83)	643	1,401	2,862
Employee related reorganization costs	781	797	2,995	1,762
Other non-recurring costs	-	1,299	-	2,776
Integration and savings initiatives costs	2,415	-	2,974	-
Facility closures and divestitures	163	-	2,117	-
Legal settlements	676	-	976	-
Strategic alternatives costs	79	1,033	1,541	2,880
Other non-operating costs	30	-	790	-
Total addbacks	$5,175	$1,536	$15,590	$9,991
Adjusted EBITDA	$11,243	$13,655	$40,198	$59,873

Select Interior Concepts, Inc.

Reconciliation of SG&A Expenses to Adjusted SG&A Expenses (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019

SG&A expenses	$34,977	$35,818	$131,827	$144,816
Equity-based compensation	1,114	1,244	2,796	5,740
Acquisition and integration related costs	-	757	278	2,748
Employee related reorganization costs	781	797	2,839	1,762
Other non-recurring costs	-	1,097	-	2,310
Integration and savings initiatives costs	2,415	-	2,974	-
Facility closures and divestitures	163	-	1,226	-
Legal settlements	676	-	976	-
Strategic alternatives costs	79	1,033	1,541	2,880
Other non-operating costs	31	-	760	-
Total adjustments to SG&A expenses	$5,259	$4,928	$13,390	$15,440
Adjusted SG&A expenses	$29,718	$30,890	$118,437	$129,376

EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation and amortization, equity-based compensation expense and other costs that are deemed to be transitional in nature or not related to our core operations, including employee related reorganization costs, purchase accounting fair value adjustments, acquisition and integration related costs, other non-recurring costs, integration and savings initiatives costs, facility closures and divestitures, legal settlements, strategic alternatives costs, and other non-operating costs.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Adjusted SG&A is defined as consolidated SG&A before equity-based compensation expense and other costs that are deemed to be transitional in nature or not related to our core operations, including employee related reorganization costs, acquisition and integration related costs, other non-recurring costs, integration and savings initiatives costs, facility closures and divestitures, legal settlements, strategic alternatives costs, and other non-operating costs.